PROSPECTUS SUPPLEMENT NO. 9 (TO PROSPECTUS DATED MAY 6, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-259509

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This prospectus supplement updates and supplements the prospectus dated May 6, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-259509). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 30, 2022 (the “Current Report on Form 8-K”). Accordingly, we have attached the Current Report on Form 8-K to this prospectus supplement.
You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.
Our Common Stock and Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “XOS” and “XOSWW,” respectively. On December 29, 2022, the closing price of our Common Stock was $0.48 and the closing price for our Public Warrants was $0.0326.
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See the section entitled “Risk Factors” beginning on page 7 of the Prospectus, as updated and supplemented by the section entitled “Risk Factors” in this prospectus supplement and under similar headings in any further amendments or supplements to the prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 30, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2022

XOS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39598	98-1550505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3550 Tyburn Street Los Angeles, California	90065
(Address of principal executive offices)	(Zip Code)
(818) 316-1890
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	XOS	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	XOSWW	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 28, 2022, Xos, Inc. (the “Company”) received a deficiency letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days prior to the date of the Letter, the closing bid price for the Company’s common stock, par value $0.0001 per share (the “Common Stock”), was below $1.00 per share, which is the minimum closing bid price required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (“Rule 5450(a)(1)”). The Letter is a notice of deficiency, not delisting, and has no immediate effect on the listing of the Common Stock, and the Common Stock will continue to trade on the Nasdaq Global Market under the symbol “XOS” at this time, subject to the Company’s compliance with the other Nasdaq listing requirements.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company is provided with a grace period of 180 calendar days, or until June 26, 2023, to meet the minimum bid price requirement of Rule 5450(a)(1) under the listing rules of Nasdaq. If at any time during the 180-calendar day grace period, the closing bid price of the Common Stock is at least $1.00 per share for a minimum of ten consecutive business days (unless the Nasdaq staff exercises its discretion to extend this ten business day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H)), Nasdaq will provide the Company written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance within the 180-calendar day grace period, the Company may be eligible for an additional 180-calendar day grace period if it applies to transfer the listing of the Common Stock to the Nasdaq Capital Market. To qualify, the Company must meet the continued listing requirement for the applicable market value of publicly held shares requirement and all other applicable initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, based on the Company’s most recent public filings and market information and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Nasdaq staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would have the right to appeal a determination to delist the Common Stock, and the Common Stock would remain listed on the Nasdaq Global Market until the completion of the appeal process.

The Company intends to actively monitor the closing bid price for the Common Stock and will consider available options to resolve the deficiency and regain compliance with Rule 5450(a)(1). While the Company plans to review all available options, there can be no assurance that it will be able to regain compliance with the applicable rules during the 180-calendar day compliance period, any subsequent extension period, or at all, or that the Company will otherwise remain in compliance with the other listing standards for the Nasdaq Global Market.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about the Company that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this Current Report on Form 8-K are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “intend,” “may,” “plan,” “should,” “will,” or the negative of these words or other similar terms or expressions. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s intent or ability to regain compliance with Nasdaq’s minimum bid price requirement, including initiating a reverse stock split, Nasdaq granting the Company any relief from delisting as necessary, and whether the Company can ultimately meet applicable Nasdaq requirements for any such relief. The forward-looking statements contained in this report are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements are more fully discussed in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”), including the risk factors described under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 30, 2022, and other documents subsequently filed with the SEC. The forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company as of the date of this Current Report on Form 8-K, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2022

XOS, INC.

By:	/s/ Kingsley Afemikhe
Kingsley Afemikhe
Chief Financial Officer